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ITEM 77D/77Q1(B)--POLICIES WITH RESPECT TO SECURITIES INVESTMENTS:

On January 30, 2012, Form Type 497, ACCESSION NO. 0001193125-13-029238, a
supplement to the registration statement of Columbia Funds Series Trust, on behalf of Columbia Overseas Value Fund was filed with the SEC. It is hereby incorporated by reference as part of the response to these Items 77D and 77Q1(b) of Form N-SAR.

The second paragraph of the section of the prospectuses for the Fund entitled "Principal Investment Strategies" was deleted in its entirety and replaced with the following disclosure:

The Fund may invest in currency forwards and futures for both hedging and non-hedging purposes, including, for example, to seek to enhance returns or, in certain unusual circumstances, when holding a derivative is deemed preferable to holding the underlying asset.